Exhibit 99.1

ImClone Systems Incorporated (ticker: IMCL, exchange: NASDAQ) News Release - 6/6/03
ImClone Systems Incorporated Provides Financial Statement Update

NEW YORK, June 6, 2003 (BUSINESS WIRE) -- ImClone Systems Incorporated (Nasdaq:IMCLE) today provided an update to its previously disclosed estimates of the financial statement impact of withholding tax liabilities relating to certain option and warrant exercises by current and former officers, directors and employees, as required by the Nasdaq Panel's determination of May 21, 2003.

The Company disclosed on March 31, 2003 that it estimated that the liability to be reflected on the December 31, 2002 balance sheet relating to the nonpayment of state and federal taxes by Samuel D. Waksal, its former President and Chief Executive Officer, and the Company's review of certain other options and warrants could be up to $60.0 million. The Company also previously disclosed that the amount to be ultimately charged against earnings would be at least $23.3 million, an amount representing the withholding tax liability attributable to Samuel D. Waksal. Both estimated amounts were exclusive of penalties and interest that may be imposed.

The Company currently estimates that the liability to be reflected on its December 31, 2002 balance sheet will be approximately $41.2 million. The Company further estimates that the amount to be charged against earnings will be approximately $30.3 million, including approximately $25.6 million attributable to the withholding tax liability for Samuel D. Waksal. Both estimated amounts are exclusive of penalties, interest and other related contingencies for which the Company does not currently believe a loss is probable. Additional details regarding these matters, including the earnings impact by year, will be provided in the Company's 2002 Annual Report on Form 10-K.

Notwithstanding this estimated liability and related charges, the Company believes that its existing cash on hand, marketable securities and amounts to which it is entitled under licenses and other agreements should enable it to maintain its current and planned operations through at least June 2004.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Somerville, New Jersey.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company's compounds that demonstrate such compounds' safety and effectiveness; obtaining additional financing to support the company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: ImClone Systems Incorporated

ImClone Systems Incorporated, New York Investors: Andrea F. Rabney, 646/638-5058 or Stefania A. Bethlen, 646/638-5046 or Media: Abernathy MacGregor, New York Andrew Merrill or David Pitts, 212/371-5999